                                                                      EXHIBIT 11
                                                                      ----------

                 SIZZLER INTERNATIONAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
               FOR THE YEARS ENDED APRIL 30, 1997, 1996 AND 1995
               -------------------------------------------------

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



Net income (loss) per common and common equivalent share is based upon the weighted average number of shares outstanding. The primary per share computation and the fully diluted per share computation were approximately equal. The weighted average number of shares used in the computation of net income (loss) per common equivalent share is as follows:

                                                                         1997              1996             1995
                                                                      ----------        ----------        ----------
Weighted average number of outstanding common shares                      28,967            27,773            28,263

Common share equivalents                                                       -  (a)            -  (a)            9
                                                                      ----------        ----------        ----------

Primary shares                                                            28,967            27,773            28,272

Additional shares                                                              -  (a)            -  (a)            1
                                                                      ----------        ----------        ----------

Fully diluted shares                                                      28,967            27,773            28,273
                                                                      ==========        ==========        ==========


Net income (loss)                                                        $   565         $(138,458)          $ 6,695
                                                                      ==========        ==========        ==========


Net income (loss) per common and common equivalent share                 $  0.02         $   (4.99)             0.24
                                                                      ==========        ==========        ==========

Net income (loss) per common share, assuming full dilution               $  0.02         $   (4.99)          $  0.24
                                                                      ==========        ==========        ==========

(a) No recognition has been given to common stock equivalents as they are anti-dilutive.